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Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

ADC Telecommunications, Inc.
12501 Whitewater Drive
Minnetonka, Minnesota 55343
(952) 938-8080

    Re: Registration Statement on Form S-8

Ladies and Gentlemen:

    We have acted as counsel to ADC Telecommunications, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") relating to the sale by the Company from time to time of up to 1,602,300 shares (the "Shares") of Common Stock, par value $.20 per share, of ADC Telecommunications, Inc. ("ADC"), which may be issued pursuant to the ADC Telecommunications, Inc./CommTech Corporation 1997 Equity Incentive Plan (the "Plan") and a nonqualified option agreement (the "Agreement").

    We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion. As to questions of fact material to our opinions, we have relied upon certificates of officers of ADC and of public officials.

    Based on the foregoing, we are of the opinion that, assuming that the purchase price for the Shares is at least equal to the par value of the Shares, the Shares that will be originally issued to the Plan participants pursuant to the terms of the Plan or to the optionee pursuant to the terms of the Agreement, as the case may be, when issued and paid for in accordance with the Plan or the Agreement, as the case may be, will be duly authorized, validly issued, fully paid and nonassessable.

    Our opinions expressed above are limited to the laws of the State of Minnesota.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Date: February 27, 2001

                      Very truly yours,
                      /s/ Dorsey & Whitney LLP

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